Exhibit 3.2

CERTIFICATE OF LIMITED PARTNERSHIP

OF

BXPE FUND L.P.

The undersigned, desiring to form a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§ 17-101 et seq., hereby certifies as follows:

1. Name. The name of the limited partnership formed hereby is BXPE Fund L.P. (the “Partnership”).

2. Registered Office; Registered Agent. The address of the Partnership’s registered office in the State of Delaware is c/o Intertrust Corporate Services Delaware Ltd., 200 Bellevue Parkway, Suite 210, Bellevue Park Corporate Center, Wilmington, Delaware 19809. The name and address of the Partnership’s registered agent for service of process on the Partnership is Intertrust Corporate Services Delaware Ltd., 200 Bellevue Parkway, Suite 210, Bellevue Park Corporate Center, Wilmington, Delaware 19809.

3. General Partner. The name and mailing address of the sole general partner of the Partnership is as follows:

BXPE Associates L.P.

345 Park Avenue

New York, New York 10154

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership of BXPE Fund L.P., as of April 5, 2022.

GENERAL PARTNER:

BXPE ASSOCIATES L.P.

By: BXPEA L.L.C., its general partner

By:	/s/ Christopher James

Name:	Christopher James
Title:	Senior Managing Director